SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as defendants in
several lawsuits, that
were consolidated into
a single action in the
United States District
Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.  Without admitting
the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in
these cases in April 2011.
EDWARD JONES
In the normal course
of business, Edward Jones
is named, from time to
time, as a defendant in
various
legal actions, including
arbitrations, class actions
and other litigation.
Certain of these legal
actions
include claims for
substantial compensatory
and/or punitive damages
or claims for indeterminate
amounts
of damages. Edward Jones
is involved, from time
to time, in investigations
and proceedings by
governmental and self-
regulatory agencies, certain
of which may result in
adverse judgments, fines or
penalties.
     The potential impact
of these legal proceedings
is uncertain. As of the date
of this Prospectus,
Edward Jones does not
believe that any current
or anticipated legal
proceedings will have a
material
adverse impact on Edward
Jones or the Fund. However,
there can be no assurance
that these suits, the
ongoing adverse publicity
and/or other developments
resulting from the regulatory
investigations will not
result in increased Fund
redemptions, reduced sales
of Fund Shares or other
adverse consequences for
the Fund.